Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, that the foregoing statement on Schedule 13D relating to common stock, par value $0.001 per share, of Athersys, Inc., is filed on behalf of each of the undersigned and that all subsequent amendments thereto shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements.

Dated: July 2, 2018

HEALIOS K.K.

By:	/s/ Hardy TS Kagimoto
Name:	Hardy TS Kagimoto
Title:	Chairman & CEO

By:	/s/ Hardy TS Kagimoto
Name:	Hardy TS Kagimoto